EXHIBIT 10.1

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Approved: March 7, 2018

Effective: April 1, 2018

As amended as of July 30, 2023 (the “Effective Date”)

Effective as of the Effective Date, each non-employee member of the board of directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”) will receive an annual cash retainer of $35,000, the Lead Independent Director will receive an additional cash retainer of $10,000, and the Non-Employee Chairman of the Board will receive an additional annual cash retainer of $50,000. The chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $15,000, $12,000 and $8,000, respectively. Other members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers of $7,500, $6,000 and $4,000, respectively.

Effective as of the Effective Date, each newly elected non-employee director, on the date thereof (or, if such date is not a market trading day, the first market trading day thereafter), will be automatically (and without further action by the Board or the Compensation Committee thereof) granted an option to purchase 5,000 shares of the Company’s common stock (the “Director Welcome Options”). The Director Welcome Options will vest monthly over three years, provided that the applicable non-employee director is, as of each such vesting date, then a non-employee director of the Company.

In addition, on the date of each annual stockholder meeting of the Company held after the Effective Date, each non-employee director who continues to serve as a non-employee director will be automatically (and without further action by the Board or the Compensation Committee thereof) granted an option to purchase 12,500 shares of the Company’s common stock (the “Annual Grant”). The Annual Grant will vest in equal quarterly installments over one year following the grant date, provided that the applicable non-employee director is, as of each such vesting date, then a non-employee director of the Company.

The equity compensation set forth above will be granted under the Minerva Neurosciences, Inc. Amended and Restated 2013 Equity Incentive Plan (as amended from time to time, the “Plan”), and will be documented on the applicable form of stock option agreement most recently approved for use by the Board (or a duly authorized committee thereof) for non-employee directors. All stock options granted hereunder will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee thereof.

The following is a summary of the terms of this Non-Employee Director Compensation Plan:

Cash

•
Annual retainer for Non-employee Chairman of the Board – $85,000
•
Annual retainer for Lead Independent Director – $45,000
•
Committee chair annual retainers:
o
$15,000 Audit
o
$12,000 Compensation
o
$ 8,000 Nominating and Governance
•
Committee member annual retainers:
o
$7,500 Audit
o
$6,000 Compensation
o
$4,000 Nominating and Governance
•
Retainers are paid on a quarterly basis.

Stock Options

•
Initial grant per Board member – 5,000 options vesting monthly over 3 years, provided that the applicable non-employee director is, as of each such vesting date, then a non-employee director of the Company
•
Annual grant per Board member – 12,500 options vesting quarterly over 1 year, provided that the applicable non-employee director is, as of each such vesting date, then a non-employee director of the Company